Exhibit 10.3
FIRST AMENDMENT TO THE
WORTHINGTON INDUSTRIES, INC.
DEFERRED PROFIT SHARING PLAN
This First Amendment to the amended and restated Worthington Industries, Inc. Deferred Profit Sharing Plan (the “Plan”) (executed on December 31, 2001) is made by Worthington Industries, Inc. (the “Company”) and is effective January 1, 1997, unless otherwise specified herein.
WITNESSETH:
     WHEREAS, the Company previously adopted and presently maintains the Plan; and
     WHEREAS, the Company reserved the right in Section 18 of the Plan to amend the Plan; and
     WHEREAS, the Company desires to receive a Determination letter from the District Director of the Internal Revenue Service;
     NOW, THEREFORE, the Plan is hereby amended as follows:
     1. Section 1.4 shall be deleted in its entirety and shall be restated as follows, effective as of the date this Plan is executed:
1.4. Rehires. A former employee who was previously an Active Participant and who is rehired by the Employer as an Eligible Employee shall become an Active Participant for the purpose of making 401(k) Contributions and being eligible to receive Regular Employer Contributions on his date of rehire.
     2. Section 9.1(a) shall be deleted in its entirety and shall be restated as follows:
     (a) Annual Additions to each Participant’s Account shall not exceed the lesser of (i) $30,000, as adjusted as provided under Section 415 of the Code; or (ii) 25% of the Participant’s compensation for the Limitation Year. For purposes of the preceding sentence, “100%” shall be substituted for 25% for Limitation Years beginning on and after January 1, 2002. For purposes of this section, “compensation” shall have the meaning as set forth in Treasury Regulation Section 1.415-2(d)(11)(i), and, for Limitation Years commencing on and after January 1, 1998, shall include “elective deferrals,” as such term is defined by Section 402(g)(3) of the Code, and amounts contributed or deferred at the election of the Participant by the Employer that are not includable in the gross income of such Participant by reason of Section 125, or Section 457 of the Code, or effective on and after January 1, 2001 — Section 132(f)(4) of the Code.
     3. Section 9.3(g) shall be deleted in its entirety and shall be restated as follows:
(g) Any distribution of the excess contributions for a Plan Year will be made to Highly-Compensated Employees determined on the basis of the amount contributed by or on behalf of each Highly-Compensated Employee, beginning with the Highly-Compensated Employee with the highest dollar amount, and continuing with the Highly-Compensated Employee with the next highest dollar amount until such excess is distributed. For purposes of this section, the term “excess contributions” will mean, with respect to any Plan Year, the excess of (i) the amount of the Section 401(k) Contributions made on behalf of Highly-Compensated Employees for such Plan Year over (ii) the maximum amount of such contributions permitted under Section 9.3(b), determined by hypothetically reducing deferrals made on behalf of Highly-Compensated Employees in order of the deferral percentage, beginning with the highest of such percentages. Excess contributions allocated to a Participant will be reduced by excess deferrals (as defined in Section 9.3(a)) previously distributed to the Participant for the taxable year ending with or within the Plan Year in which such excess contributions relate.
     4. Section 9.3A(f) shall be deleted in its entirety and shall be restated as follows:
     (f) Any distribution of the excess aggregate contributions for any Plan Year will be made to Highly-Compensated Employees determined on the basis of the amount contributed by or on behalf of each Highly-Compensated Employee beginning with the Highly-Compensated Employee with the highest dollar amount, and continuing with the Highly-Compensated Employee with the next highest dollar amount until such excess is distributed. For purposes of this section, the term “excess aggregate contributions” will mean, with respect to a Plan Year, the excess of (i) the aggregate amount of the After-Tax Contributions actually made on behalf of Highly-Compensated Employees for such Plan Year over (ii) the maximum amount of such contributions permitted under the contribution percentage requirement described in Section 9.3A(a) above, determined by hypothetically reducing contributions made on behalf of Highly-Compensated Employees in order of the contribution percentage beginning with the highest of such percentage.

     5. The following shall be added to the definition of “Annual Addition” set forth in Section 25:
Annual Additions shall also consist of amounts consisting of employer contributions (including elective deferral contributions), employee after-tax contributions or forfeitures allocated to any other defined contribution plan or simplified employee pension (other than a salary reduction simplified employee pension) of the Employer or an Affiliate to which the Participant is or was a participant.
     6. The first sentence of the definition of “Year of Service” set forth in Section 25 shall be restated as follows:
“Year of Eligibility Service” shall mean an Eligibility Computation Period during which the employee has completed at least 1,000 Hours of Service as an employee of the Employer or of an Affiliate.
     7. The following paragraph shall be added to the definition of “Compensation”, effective on and after January 1, 2003.
     Notwithstanding anything in the Plan to the contrary, for the purpose of Section 8.1, Compensation shall include a Participant’s base pay, any profit sharing or bonus payment includable into taxable income in the year paid, overtime, and commissions.
     IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed by its duly authorized officers this 1st day of February, 2003.

ATTEST:		WORTHINGTON INDUSTRIES, INC.

By	/s/ Dale T. Brinkman Corporate Secretary	By	/s/ John P. McConnell
(SEAL)